Exhibit 3.4

FORM No. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES

Section 7(1) and (2)

ALTERED MEMORANDUM OF ASSOCIATION

OF

Energy XXI Acquisition Corporation (Bermuda) limited

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

Name and Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed
James Bodi
Canon’s Court, 22 Victoria Street
Hamilton HM 12, Bermuda	No	Canadian	1

Bernett Cox
Canon’s Court, 22 Victoria Street
Hamilton HM 12, Bermuda	Yes	British	1

Robert Dummett
Canon’s Court, 22 Victoria Street
Hamilton HM 12, Bermuda	Yes	British	1

Donna S. Outerbridge
Canon’s Court, 22 Victoria Street
Hamilton HM 12, Bermuda	Yes	British	1

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an Exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels:-

Not Applicable.

5.	The authorised share capital of the Company is US$12,500.00 divided into 12,500,000 shares of par value US$0.001 each. The minimum subscribed share capital of the Company is $12,000.00 in United States currency.

6.	The objects for which the Company is formed and incorporated are:-

SEE ATTACHED

7.	The Company has the powers set out in The Schedule annexed hereto.

(i)	To carry on the business of acquiring, exploring for, developing, exploiting, hedging holding, , owning, providing, operating, maintaining and selling facilities, operations, royalty interests, interests in production and, properties located in all parts of the world, to buy, lease, sell and otherwise deal in petroleum, natural gas and other petrochemicals and petrochemical by-products and all services and all equipment required for exploring developing, exploiting and producing petroleum, natural gas, natural gas liquids and other petrochemicals and petrochemical by-products, to provide all services required for and to acquire, construct, establish, install, own, operate and maintain all structures, buildings, plant and equipment associated with any of the foregoing;

(ii)	To carry on business as a holding company and to acquire and hold shares, stocks, debenture stock, bonds, mortgages, obligations and securities of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wherever constituted or carrying on business, and shares, stock, debentures, debenture stock,. bonds, obligations and other securities issued or guaranteed by any government, sovereign ruler, commissioners, trust, local authority or other public body, whether in Bermuda or elsewhere, and to vary, transpose, dispose of or otherwise deal with from time to time as may be considered expedient any of the Company’s investments for the time being;

(iii)	To acquire any such shares and other securities as are mentioned in the preceding paragraph (ii) by subscription, syndicate participation, tender, purchase, exchange or otherwise and to subscribe for the same, either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof;

(iv)	To coordinate the administration, policies, management, supervision, control, research, planning, trading and any and all other activities of, and to act as financial advisers and consultants to, any company or companies now or hereafter incorporated or acquired which may be or may become a Group Company (which expression, in this and the next following paragraph, means any company, wherever incorporated, which is or becomes a holding company or a subsidiary of, or affiliated with the Company within the meanings respectively assigned to those terms in the Companies Act 1981) or, with the prior written approval of the Minister of Finance, to any company or companies now or hereafter incorporated or acquired with which the Company may be or become associated;

(v)

To provide financing and financial investment, management and advisory services to any Group Company, which shall include but not be limited to granting or providing credit and financial accommodation, lending and making advances with or without interest to any Group Company and lending to or depositing with any bank funds or other assets to provide security (by way of mortgage, charge, pledge, lien or otherwise) for loans or other forms of financing granted to such Group Company by such bank provided that the Company shall not be deemed to have the power to act as executor or administrator, or as trustee, except in connection with the issue of bonds and debentures by the Company or any Group Company or in connection with a pension scheme for the benefit of employees or former employees of the Company or a Group Company or their respective predecessors, or the dependants or connections of such employees or former employees;

The objects set out in paragraphs (b) to (n) and (p) to (u) inclusive of the Second Schedule to the Companies Act 1981.

THE COMPANIES ACT 1981

SECOND SCHEDULE	(section 11(2))

Subject to Section 4A, a company may by reference include in its memorandum any of the following objects, that is to say me business of-

(a)	insurance and re-insurance of all kinds;

(b)	packaging of goods of all kinds;

(c)	buying, selling and dealing in goods of all kinds;

(d)	designing and manufacturing of goods of all kinds;

(c)	mining and quarrying and exploration for metals, minerals, fossil fuels and precious stones of all kinds and their preparation for sale or use;

(f)	exploring for, the drilling for, the moving, transporting and refining petroleum and hydro carbon products including oil and oil products;

(g)	scientific research including the improvement, discovery and development of processes, inventions, patents and designs and the construction, maintenance and operation of laboratories and research centres;

(h)	land, sea and air undertakings including the land, ship and air carriage of passengers, mails and goods of all kinds;

(i)	ships and aircraft owners, managers, operators, agents, builders and repairers;

(j)	acquiring, owning, selling, chartering, repairing or dealing in ships and aircraft;

(k)	travel agents, freight contractors and forwarding agents;

(1)	dock owners, wharfingers, warehousemen;

(m)	ship chandlers and dealing in rope, canvas oil and ship stores of all kinds;

(n)	all forms of engineering;

(o)	developing, operating, advising or acting as technical consultants to any other enterprise or business;

(p)	farmers, livestock breeders and keepers, graziers, butchers, tanners and processors of and dealers in all kinds of live and dead stock, wool, hides, tallow, grain, vegetables and other produce;

(q)	acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;

(r)	buying, selling, hiring, letting and dealing in conveyances of any sort; and

(s)	employing, providing, hiring out and acting as agent for artists, actors, entertainers of all sorts, authors, composers, producers, directors, engineers and experts or specialists of any kind;

(t)	to acquire by purchase or otherwise and hold, sell, dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated;

(u)	to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence;

(v)	to be and carry on business of a mutual fund within the meaning of section 156A.

The Schedule

(referred to in Clause 7 of the Memorandum of Association)

(a)	To borrow and raise money in any currency or currencies and to secure or discharge any debt or obligation in any manner and in particular (without prejudice to the generality of the foregoing) by mortgages of or charges upon all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by the creation and issue of securities in connection with the Business;

(b)	To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee, support or secure, with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods or in any other manner, the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums, interest, dividends and other moneys payable on or in respect of any securities or liabilities of, any person, including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary or a holding Company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company;

(c)	To accept, draw, make, create, issue, execute, discount, endorse, negotiate and deal in bills of exchange, promissory notes, and other instruments and securities, whether negotiable or otherwise;

(d)	To sell, exchange, mortgage, charge, let on rent, share of profit, royalty or otherwise, grant licences, easements, options, servitudes and other rights over, and in any other manner deal with or dispose of, all or any part of the undertaking, including but not limited to future energy production, property and assets (present and future) of the Company for any consideration and in particular (without prejudice to the generality of the foregoing) for any securities;

(e)	To issue and allot securities of the Company for cash or in payment or part payment for any real or personal property purchased or otherwise acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose;

(f)

To grant pensions, annuities, or other allowances, including allowances on death, to any directors, officers or employees or former directors, officers or employees of the Company or any company which at any time is or was a subsidiary or a holding company or another subsidiary of a holding company of the Company or otherwise associated with the Company or of any predecessor in business of any of them, and to the relations, connections or dependents of any such persons, and to other persons whose service or services have directly or indirectly been of benefit to the Company or whom the Company considers have any moral claim on the Company or to their relations connections or dependents, and to establish or support any associations, institutions, clubs, schools, building and housing schemes, funds and trusts, and to make payment towards insurance or other arrangements likely to benefit any such persons or otherwise advance the interests of the Company or of its members or for any national, charitable, benevolent, educational, social, public, general or useful object;

(g)	Subject to the provisions of Section 42 of the Companies Act 1981, to issue preference shares which at the option of the holders thereof are to be liable to be redeemed;

(h)	To purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981;

(i)	To acquire or undertake the whole or any part of the business, property and liabilities of any person carrying on any business that the Company is authorized to carry on;

(j)	To apply for, register, purchase, lease, acquire, hold, use, control, licence, sell, assign or dispose of patents, patent rights, copyrights, trade marks, formulae, licences, inventions, processes, distinctive marks and similar rights;

(k)	To enter into partnership or into any arrangement for sharing of profits, union of interests, cooperation, joint venture, reciprocal concession or otherwise with any person carrying on or engaged in or about to carry on or engage in any business or transaction that the Company is authorized to carry on or engage in or any business or transaction capable of being conducted so as to benefit the Company;

(l)	To take or otherwise acquire and hold securities in any other body corporate having objects altogether or in part similar to those of the Company or carrying on any business capable of being conducted so as to benefit the Company;

(m)	Subject to section 96 to lend money to any employee or to any person having dealings with the Company or with whom the Company proposes to have dealings or to any other body corporate any of whose shares are held by the Company or to any other body corporate which is a holding company of the Company;

(n)	To apply for, secure or acquire by grant, legislative enactment, assignment, transfer, purchase or otherwise and to exercise, carry out and enjoy any charter, licence, power, authority, franchise, concession, right or privilege, that any government or authority or any body corporate or other public body may be empowered to grant, and to pay for, aid in and contribute toward carrying it into effect and to assume any liabilities or obligations incidental thereto;

(o)	To establish and support or aid in the establishment and support of associations, institutions, funds or trusts for the benefit of employees or former employees of the Company or its predecessors, or the dependents or connections of such employees or former employees, and grant pensions and allowances, and make payments towards insurance or for any object similar to those set forth in this paragraph, and to subscribe or guarantee money for charitable, benevolent, educational or religious objects or for any exhibition or for any public, general or useful objects;

(p)	To promote any company for the purpose of acquiring or taking over any of the property and liabilities of the Company or for any other purpose that may benefit the Company;

(q)	To purchase, lease, take in exchange, hire or otherwise acquire any personal property and any rights or privileges that the Company considers necessary or convenient for the purposes of its business;

(r)	To construct, maintain, alter, renovate and demolish any buildings or works necessary or convenient for its objects;

(s)	To take land in Bermuda by way of lease or letting agreement for a term not exceeding twenty-one years, being land bona fide required for the purposes of the business of the Company and with the consent of the Minister granted in his discretion to take land in Bermuda by way of lease or letting agreement for a similar period in order to provide accommodation or recreational facilities for its officers and employees and when no longer necessary for any of the above purposes to terminate or transfer the lease or letting agreement;

(t)	Except to the extent, if any, as may be otherwise expressly provided in its incorporating Act or memorandum and subject to the Companies Act 1981 the company shall have power to invest the moneys of the Company by way of mortgage of real or personal property of every description in Bermuda or elsewhere and to sell, exchange, vary, or dispose of such mortgage as the Company shall from time to time determine;

(u)	To construct, improve, maintain, work, manage, carry out or control the whole or any part of the Business;

(v)	To raise and assist in raising money for, and aid by way of bonus, loan, promise, endorsement, guarantee or otherwise, any person and guarantee the performance or fulfilment of any contracts or obligations of any person, and in particular guarantee the payment of the principal of and interest on the debt obligations of any such person;

(w)	To borrow or raise or secure the payment of money in such manner as the Company may think fit;

(x)	To draw, make, accept, endorse, discount, execute and issue bills of exchange, promissory notes, bills of lading, warrants and other negotiable or transferable instruments;

(y)	When properly authorized to do so, to sell, lease, exchange or otherwise dispose of the undertaking of the Company or any part thereof as an entirety or substantially as an entirety for such consideration as the Company thinks fit;

(z)	To sell, improve, manage, develop, exchange, lease, dispose of, turn to account or otherwise deal with the property of the Company in the ordinary course of its business;

(aa)	To adopt such means of making known the products of the Company as may seem expedient, and in particular by advertising, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes and rewards and making donations;

(bb)	To cause the Company to be registered and recognized in any foreign jurisdiction, and designate persons therein according to the laws of that foreign jurisdiction or to represent the Company and to accept service for and on behalf of the Company of any process or suit;

(cc)	To allot and issue fully-paid shares of the Company in payment or part payment of any property purchased or otherwise acquired by the Company or for any past services performed for the Company;

(dd)	To distribute among the members of the Company in cash, kind, specie or otherwise as may be resolved, by way of dividend, bonus or in any other manner considered advisable, any property of the Company, but not so as to decrease the capital of the Company unless the distribution is made for the purpose of enabling the Company to be dissolved or the distribution, apart from this paragraph, would be otherwise lawful;

(ee)	To establish agencies and branches;

(ff)	To take or hold mortgages, hypothecs, liens and charges to secure payment of the purchase price, or of any unpaid balance of the purchase price, of any part of the property of the Company of whatsoever kind sold by the Company, or for any money due to the Company from purchasers and others and to sell or otherwise dispose of any such mortgage, hypothec, lien or charge;

(gg)	To pay all costs and expenses of or incidental to the incorporation and organization of the Company;

(hh)	To invest and deal with the moneys of the Company not immediately required for the objects of the Company in such manner as may be determined;

(ii)	To do any of the things authorized by this Clause 7 and all things authorized by its memorandum as principals, agents, contractors, trustees or otherwise, and either alone or in conjunction with others; and

(jj)	To do all such other things as are incidental or conducive to the attainment of the objects and the exercise of the powers of the Company.

The Company may exercise its powers beyond the boundaries of Bermuda to the extent to which the laws in force where the powers are sought to be exercised permit.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-

/s/ James Bodi	/s/ Illegible

/s/ Bernett Cox	/s/ Illegible

/s/ Robert Dummett	/s/ Illegible

/s/ Donna S. Outerbridge	/s/ Illegible
(Subscribers)	(Witnesses)

Subscribed this 21st day of July 2005

STAMP DUTY (To be affixed)

THE COMPANIES ACT 1981

FIRST SCHEDULE	(section 11(1))

A company limited by shares, or other company having a share capital, may exercise all or any of the following powers subject to any provision of law or its memorandum -

(1)	[repealed by 1992:51]

(2)	to acquire or undertake the whole or any part of the business, property and liabilities of any person carrying on any business that the company is authorised to carry on;

(3)	to apply for, register, purchase, lease, acquire, hold, use, control, licence, sell, assign or dispose of patents, patent rights, copyrights, trade marks, formulae, licences, inventions, processes, distinctive marks and similar rights;

(4)	to enter into partnership or into any arrangement for sharing of profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person carrying on or engaged in or about to carry on or engage in any business or transaction that the company is authorised to carry on or engage in or any business or transaction capable of being conducted so as to benefit the company;

(5)	to take or otherwise acquire and hold securities in any other body corporate having objects altogether or in part similar to those of the company or carrying on any business capable of being conducted so as to benefit the company;

(6)	subject to section 96 to lend money to any employee or to any person having dealings with the company or with whom the company proposes to have dealings or to any other body corporate any of whose shares are held by the company;

(7)	to apply for, secure or acquire by grant, legislative enactment, assignment, transfer, purchase or otherwise and to exercise, carry out and enjoy any charter, licence, power, authority, franchise, concession, right or privilege, that any government or authority or any body corporate or other public body may be empowered to grant, and to pay for, aid in and contribute toward carrying it into effect and to assume any liabilities or obligations incidental thereto;

(8)

to establish and support or aid in the establishment and support of associations, institutions, funds or trusts for the benefit of employees or former employees of the company or its predecessors, or the dependants or connections of such employees or former employees, and grant pensions and allowances, and make payments towards insurance or for any object similar to those set forth in this paragraph, and to subscribe or guarantee money for charitable, benevolent, educational or religious objects or for any exhibition or for any public, general or useful objects;

(9)	to promote any company for the purpose of acquiring or taking over any of the property and liabilities of the company or for any other purpose that may benefit the company.

(10)	to purchase, lease, take in exchange, hire or otherwise acquire any personal property and any rights or privileges that the company considers necessary or convenient for the purposes of its business;

(11)	to construct, maintain, alter, renovate and demolish any buildings or works necessary or convenient for its objects;

(12)	to take land in Bermuda by way of lease or letting agreement for a term not exceeding fifty years, being land bona fide required for the purposes of the business of the company and with the consent of the Minister granted in his discretion to take land in Bermuda by way of lease or letting agreement for a term not exceeding twenty-one years in order to provide accommodation or recreational facilities for its officers and employees and when no longer necessary for any of the above purposes to terminate or transfer the lease or letting agreement;

(13)	except to the extent, if any, as may be otherwise expressly provided in its incorporating Act or memorandum and subject to this Act every company shall have power to invest the moneys of the Company by way of mortgage of real or personal property of every description in Bermuda or elsewhere and to sell, exchange, vary, or dispose of such mortgage as the company shall from time to time determine;

(14)	to construct, improve, maintain, work, manage, carry out or control any roads, ways, tramways, branches or sidings, bridges, reservoirs, watercourses, wharves, factories, warehouses, electric works, shops, stores and other works and conveniences that may advance the interests of the company and contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof;

(15)	to raise and assist in raising money for, and aid by way of bonus, loan, promise, endorsement, guarantee or otherwise, any person and guarantee the performance or fulfilment of any contracts or obligations of any person, and in particular guarantee the payment of the principal of and interest on the debt obligations of any such person;

(16)	to borrow or raise or secure the payment of money in such manner as the company may think fit;

(17)	to draw, make, accept, endorse, discount, execute and issue bills of exchange, promissory notes, bills of lading, warrants and other negotiable or transferable instruments;

(18)	when properly authorised to do so, to sell, lease, exchange or otherwise dispose of the undertaking of the company or any part thereof as an entirety or substantially as an entirety for such consideration as the company thinks fit;

(19)	to sell, improve, manage, develop, exchange, lease, dispose of, turn to account or otherwise deal with the property of the company in the ordinary course of its business;

(20)	to adopt such means of making known the products of the company as may seem expedient, and in particular by advertising, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes and rewards and making donations;

(21)	to cause the company to be registered and recognised in any foreign jurisdiction, and designate persons therein according to the laws of that foreign jurisdiction or to represent the company and to accept service for and on behalf of the company of any process or suit;

(22)	to allot and issue fully-paid shares of the company in payment or part payment of any property purchased or otherwise acquired by the company or for any past services performed for the company;

(23)	to distribute among the members of the company in cash, kind, specie or otherwise as may be resolved, by way of dividend, bonus or in any other manner considered advisable, any property of the company, but not so as to decrease the capital of the company unless the distribution is made for the purpose of enabling the company to be dissolved or the distribution, apart from this paragraph, would be otherwise lawful;

(24)	to establish agencies and branches;

(25)	to take or hold mortgages, hypothecs, liens and charges to secure payment of the purchase price, or of any unpaid balance of the purchase price, of any part of the property of the company of whatsoever kind sold by the company, or for any money due to the company from purchasers and others and to sell or otherwise dispose of any such mortgage, hypothec, lien or charge;

(26)	to pay all costs and expenses of or incidental to the incorporation and organization of the company;

(27)	to invest and deal with the moneys of the company not immediately required for the objects of the company in such manner as may be determined;

(28)	to do any of the things authorised by this Schedule and all things authorised by its memorandum as principals, agents, contractors, trustees or otherwise; and either alone or in conjunction with others;

(29)	to do all such other things as are incidental or conducive to the attainment of the objects and the exercise of the powers of the company.

Every company may exercise its powers beyond the boundaries of Bermuda to the extent to which the laws in force where the powers are sought to be exercised permit.